SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 FONECASH, INC.

             (Exact Name of Registrant as Specified in Its Charter)

            Delaware                                           22-3530573
-------------------------------                             ----------------
(State or Other Jurisdiction of                             (I.R.S. Employer
Incorporation or Organization)                               I.D. Number)


                       BRIAN SHEPPARD CONSULTING AGREEMENT
                   GEORGE F. AMRHEIN, JR. CONSULTING AGREEMENT
                            (Full title of the plan)

 Daniel E. Charboneau, President, 90 Park Avenue, Suite 1700, New York, NY 10016
                     (Name and address of agent for service)

                                 (212) 984-0641

          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

|-----------------|-----------------|--------------------|--------------------|---------------------|
|                 |                 |                    |                    |                     |
|Title of         |Amount to be     |Proposed            |Proposed            |Amount of            |
|Securities       |Registered(1)    |Maximum             |Maximum             |Registration Fee (2) |
|to be            |                 |Offering Price      |Aggregate           |                     |
|Registered       |                 |Per Share           |Offering Price      |                     |
|-----------------|-----------------|--------------------|--------------------|---------------------|
|Common Stock,    |700,000 shares   |$.30                |$210,000            |$52.50               |
|par value per    |                 |                    |                    |                     |
|share $.0001     |                 |                    |                    |                     |
|                 |                 |                    |                    |                     |
|-----------------|-----------------|--------------------|--------------------|---------------------|

(1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, the Registration Statement also covers an indeterminate amount of shares to be offered or sold as a result of any adjustments from stock splits, stock dividends or similar events.

(2) Based on the average bid and asked price of the Company's common stock in over-the counter trading on March 15, 2001.

PROSPECTUS

                                 FONECASH, INC.
                                 90 Park Avenue
                               New York, NY 10016

                        (700,000 Shares of Common Stock)

     This Prospectus relates to the offer and sale by FONECASH, INC., a Delaware corporation (the "Company") of shares of its $.0001 par value common stock (the "Common Stock) to certain consultants of the Company (the "Consultants) pursuant to agreements entered into between the Company and the Consultants. The Company is registering hereunder and then issuing upon receipt of adequate consideration therefor to the Consultants 700,000 shares of the Common Stock in consideration for services rendered and to be rendered under the agreements.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933 (the Act) may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. None of the shares registered hereunder are being sold to anyone who is an affiliate of the Company. An affiliate is, summarily, any director, executive officer or controlling shareholder of the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") which would limit their discretion in transferring the shares acquired in the Company. If a Consultant who is not now an affiliate becomes an affiliate of the Company in the future; he would then be subject to Section 16(b) of the Exchange Act (See General Information -- Restrictions on Resale).

The Common Stock is Listed on the OTC bulletin board under the symbol FCSH.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Date of this Prospectus is March 15, 2001.

     This Prospectus is not part of any Registration Statement which was filed and been effective under the Securities Act of 1933 as amended (the Securities
Act) and does not contain all of the information set forth in the Registration Statement, certain portions of which have seen offered pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (The Commission) under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the Commission are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: Fonecash, Inc., 90 Park Avenue, New York, New York 10016.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street N.C. Washington, D. C 20549. Copies may be obtained at the prescribed rates. In addition the Common Stock is quoted on the automated quotation system maintained by the National Association of Securities Dealers, Inc. (NASD). Thus, copies of these reports, proxy statements, information statements and other information may also be examined at the offices of the NASD at 1735 K Street N.W. Washington, DC 20549.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

                                TABLE OF CONTENTS

                                                                          Page

PART 1 ..................................................................   1

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS ....................   1

ITEM 1.  Plan Information ...............................................   1

GENERAL INFORMATION .....................................................   1
The Company .............................................................   1
Purpose .................................................................   1
Common Stock ............................................................   1
The Consultant ..........................................................   1
No Restrictions on Transfer .............................................   1
Tax Treatment to the Consultant .........................................   1
Restrictions on Resale ..................................................   2
Documents Incorporated By Reference & Additional Information ............   2

ITEM 2.  Registrant Information and Employee Plan Annual Information ....   2

Legal Opinion and Experts ...............................................   2
Indemnification of Officers and Directors ...............................   3

PART II .................................................................   3

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT ......................   3

ITEM 3.  Incorporation of Documents By Reference ........................   3
ITEM 4.  Description of Securities ......................................   3
ITEM 5.  Interests of Names Experts and Counsel .........................   4
ITEM 6.  Indemnification of Officers and Directors ......................   4
ITEM 7.  Exemption from Registration Claimed ............................   4
ITEM 8.  Exhibits .......................................................   4
ITEM 9.  Undertakings ...................................................   5

Signatures ..............................................................   6

Exhibit Index

                                     PART 1

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                            ITEM 1. PLAN INFORMATION

                               GENERAL INFORMATION

The Company has its principal offices at 90 Park Avenue, New York, New York 10016 (212) 984-0641.

     Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission ("Commission") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in the registration statement in Item 3 of
Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     This Registration Statement on Form S-8 (the "Registration Statement") of FoneCash, Inc., a Delaware corporation, (the "Registrant") covers 700,000 shares of the Registrant's common stock, par value $.000l per share ("Common Stock").

PURPOSES

     The Common Stock will be issued by the Company pursuant to agreements entered into between the Consultants and the Company and approved by the Board of Directors of the Company (the "Board of Directors"). The agreements are intended to provide a method whereby the Company will be able to use the services of the Consultants in connection with advice on business strategy and distribution of products and other advise pertaining to the Company's business affairs as the Company may from time to time reasonably request. Copies of the agreements have been filed as an exhibit to this registration Statement.

COMMON STOCK

     The Board has authorized the issuance of up to 700,000 shares of the Common stock to the Consultants upon effectiveness of this registration statement.

THE CONSULTANTS

     The Consultants have agreed to provide their expertise and advice to the Company on a non-exclusive basis for the purpose of promoting the interests of the Company.

NO RESTRICTIONS ON TRANSFER

     The Consultants will become the record and beneficial owners of the shares of Common Stock upon issuance and delivery and are entitled to all of the rights of ownership, including the right to vote any shares awarded and to receive ordinary cash dividends on the Common Stock.

TAX TREATMENT TO THE CONSULTANTS

     The Common Stock is not qualified under Section 401(a) of the Internal Revenue Code. The Consultants, therefore, will be deemed for federal income tax purposes to recognize ordinary income during the taxable year in which the first of the following events occurs: (a) the shares become freely transferable, or (b) the shares cease to be subject to a substantial risk of forfeiture. Accordingly, the Consultant will receive compensation taxable at ordinary rates equal to the fair market value of the shares on the date of receipt since there will be no substantial risk of forfeiture or other restrictions on transfer.

RESTRICTIONS OF RESALES

     In the event that an affiliate of the Company acquires shares of Common Stock hereunder, the affiliate will be subject to Section 16(b) of the Exchange Act. Further, in the event that any affiliate acquiring shares hereunder has sold or sells any shares of Common Stock in the six months preceding or following the receipt of shares hereunder, any so called "profit", as computed under Section 16(b) of the Exchange Act, would be required to be disgorged from the recipient to the Company. Services rendered have been recognized as valid consideration for the "purchase" of shares in connection with the "profit" computation under Section 16(b) of the Exchange Act. The Company has agreed that for the purpose of any "profit" computation under 16(b) the price paid for the common stock issued to affiliates is equal to the value of services rendered. Shares of common Stock acquired hereunder by persons other than affiliates are not subject to Section 16(b) of the Exchange Act.

DOCUMENTS INCORPORATED BY REFERENCE AND ADDITIONAL INFORMATION

     The Company hereby incorporates by reference (i) its Registration Statement filed on Form 10-SB dated June 12, 2000, pursuant to Section 12(g) of the Exchange Act, (ii) its quarterly reports filed on Form 10-QSB for the quarter ended March 31, 2000, June 30, 2000 and September 30, 2000, which reports were filed on June 30, 2000, August 14, 2000 and November 22, 2000, respectively, as well as all other reports filed under Section 13 of the Exchange Act, and (iii) its annual report, if any, to shareholders delivered pursuant to Rule 14a-3 of the Exchange Act. In addition, all further documents filed by the Company pursuant to Section 13, 14, or 15(d) of the Securities Exchange Act prior to the termination of this offering are deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing. All documents which when together, constitute this Prospectus, will be sent or given to participants by the Registrant as specified by Rule 428(b)(1) of the Exchange Act.

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

     A copy of any document or part hereof incorporated by reference in this Registration Statement but not delivered with this Prospectus of any document required to be delivered pursuant to Rule 428(b) under the Exchange Act will be furnished without charge upon written or oral request. Request should be addressed to the Company at 90 Park Avenue, New York, New York, 10016.

LEGAL OPINIONS AND EXPERTS

     Steven L. Siskind Esq. has rendered an opinion on the validity of the securities being registered. Mr. Siskind is not an "affiliate" of the Company and does not have a substantial interest in the registrant. (See PART II, ITEM 5
- Interests of Named Experts and Counsel)

     The financial statements of FONECASH, INC. incorporated by reference in the Company's Registration Statement on Form 10-SB for the year ended December 31, 1999 and in its quarterly reports on Form 10-QSB for the quarters ended March 31, June 30, and September 30, 2000, respectively, have been audited by Stewart
H. Benjamin Company, Certified Public Accountant P.C., independent auditor, as set forth in his report incorporated herein by reference and incorporated herein in reliance upon such report given upon the authority of the firm as experts in auditing and accounting.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Insofar as indemnification of liabilities arising under the Exchange Act may be permitted to directors, officers, or persons controlling the company, the company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Exchange Act and is, therefore, unenforceable.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by the Registrant with the Commission are incorporated herein by reference:

        (a)     Registration of Securities on Form 10-SB/A filed on June 12,
                2000.

        (b)(i) Quarterly Report on Form 10-QSB/A filed on June 19, 2000 for the quarter ended March 31, 2000.

           (ii) Quarterly Report on Form 10-QSB filed on August 14, 2000 for the quarter ended June 30, 2000

          (iii) Quarterly Report on Form 10-QSB filed on November 22,2000 for the quarter ended September 30, 2000

        (c) The description of securities contained in the Registrant's Registration of Securities pursuant to Section 12(g) of the Exchange Act dated June 12, 2000

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         The securities being registered are common stock $.0001 par value.

         The Registrant's authorized capital stock consists of 20,000,000 shares of Common Stock, $.0001 par value, of which 3,836,338 shares are issued and outstanding and 5,000,000 shares of Preferred Stock, $.0001 par value, of which no shares are issued and outstanding.

     Subject to the rights of the holders of any series of Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Registrant, the holders of Common Stock are entitled to receive a pro rata share of all assets available for distribution to stockholders after payment of all obligations of the Registrant including dividends and preferences attributed to any series of Preferred Stock. The shares of Common Stock have no cumulative voting rights or preemptive or other subscription rights and there are no conversion rights or redemption provisions with respect to such shares. The shares of Common Stock presently outstanding are validly issued, fully paid and non-assessable. Authorized Common Stock may be issued at any time and from time to time, in such amounts, and for such consideration as may be fixed by the Board of Directors of the Registrant.

     There are currently no voting, conversion and liquidation rights, nor redemption or sinking fund provisions for the Preferred Stock.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL. Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICER.

     The Delaware General Corporation Law (the "DGCL"), in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In the case of a criminal action or proceeding, the director or officer must have had no reasonable cause to believe that the person's conduct was unlawful. The DGCL also provides that indemnification is not exclusive, and a corporation may make any other or further indemnification under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, however no indemnification shall be made in respect of any claim which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. However, according to the certificate of incorporation a director will be liable (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED. Not Applicable.

ITEM 8. EXHIBITS.

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by reference:

Exhibit No.         Description
-----------         -----------
5.                  Opinion of Steven L. Siskind regarding the legality of the securities being offered.

10.1                Consulting Agreement with Brian Sheppard

10.2                Consulting Agreement with George F. Amrhein, Jr.

15.                 Not required

23.1 Consent of Steven L. Siskind to the use of his opinion with respect to the legality of the securities being registered hereby contained in Item 5, above.

23.2                Consent of Stewart H. Benjamin Certified Public Accountant,
                    PC.

ITEM 9.      UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof;

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, NY on the 15Th day of March, 2001.

                                              FONECASH, INC.


                                              By: /s/ DANIEL E. CHARBONEAU
                                                 -------------------------------
                                                 Daniel E. Charboneau, President

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the day of August, 2000.



             Signature                                    TITLE
             ---------

/s/ DANIEL E. CHARBONEAU            Chief Executive Officer, President/Chairman
--------------------------------
    Daniel E. Charboneau

/s/ JOHN JIANN-SHONG WU             Director
-------------------------------
    John Jiann-Shong Wu

/s/ DANIEL S. MACDONALD             Director
--------------------------------
    Daniel S. MacDonald

/s/ ARTHUR MURPHY                   Director
--------------------------------
    Arthur Murphy

/s/ CARMINE AUDITORE                Director
--------------------------------
    Carmine Auditore

/s/ JOHN GILL                       Vice President, Chief Financial Officer
----------------------
    John Gill

Form S-8 Registration Statement

EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B and are specifically incorporated herein by this reference:

Exhibit Number      Description
--------------      -----------
5.                  Opinion of Steven L. Siskind regarding the legality of the securities being offered.

10.1                Consulting Agreement with Brian Sheppard

10.2                Consulting Agreement with George F. Amrhein, Jr.

23.1 Consent of Steven L.Siskind to the use of his opinion with respect to the legality of the securities being registered hereby contained in Item 5, above.

23.2                Consent of Stewart H. Benjamin Certified Public Accountant,
                    PC.